press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date   Immediate                                       contact Susan Johnson
                              January 15, 2004

MOOG ANNOUNCES THREE FOR TWO STOCK SPLIT

        Moog Inc. (NYSE:MOG.A and MOG.B) announced today that its Board of Directors has approved a three-for-two split of both its Class A and Class B common shares. The split will take the form of a 50% stock dividend payable on February 17, 2004 to shareholders of record on January 26, 2004. As a result of the split, shareholders will receive one additional share of stock for every two shares they hold on the record date.

        Moog currently has 17.3 million shares of common stock outstanding. The number will increase to approximately 25.9 million shares as a result of the stock split.

        "This stock split is intended to further improve our liquidity and to make our shares more accessible, both to institutions and to individual shareholders," said R.T. Brady, Chairman and CEO.

        Moog Inc. is a worldwide manufacturer of precision control components and systems. Moog's high-performance actuation products control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles and automated industrial machinery.